 CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION

                                                                   EXHIBIT 10.55

                           TDD DEVELOPMENT AGREEMENT

                                    Between

                    InterDigital Communications Corporation

                      InterDigital Technology Corporation

                                      and

                               Nokia Corporation

                               Table of Contents

ARTICLE 1 - DEFINITIONS.......................................................    2
   1.1 Definition ............................................................    2
       ----------
ARTICLE 2 - TDD PROJECT.......................................................    2
   2.1 Overall Program/Goal...................................................    2
       --------------------
   2.2 Scope of Work..........................................................    2
       -------------
   2.3 Pre-Requisites.........................................................    2
       --------------
   2.4 Technology Transfer....................................................    3
       -------------------
   2.5 Location of Services ..................................................    3
       --------------------
   2.6 Program Control/Management ............................................    3
       --------------------------
   2.7 Reports/Penalty........................................................    8
       ---------------
   2.8 No Solicitation .......................................................  11i
       --------------------
ARTICLE 3 - STANDARDIZATION ASSITANCE.........................................   11
   3.1 Standardization Commitment ............................................  11i
       --------------------------
   3.2 Standardizattion Efforts ..............................................   12
       ------------------------
   3.3 Submittals.............................................................   13
       ----------
   3.4 Notification...........................................................   13
       ------------
ARTICLE 4 - INTELLECTUAL PROPERTY RIGHTS .....................................   13
   4.1 Ownership .............................................................   13
       ---------
   4.2 ITC and IDC License Grants ............................................   14
       --------------------------
   4.3 Nokia License Grants ..................................................   15
       --------------------
   4.4 Jointly Developed Patent Rights........................................   17
       -------------------------------
   4.5 Patent Filing Coordination ............................................   19
       --------------------------
   4.6 Certain Ackowledgements and Representations............................   19
       -------------------------------------------
   4.7 Additional Limitations and Conditions of the License Grant.............   19
       ----------------------------------------------------------
   4.8 Cooperation in Patent Infringement Assessment/Litigation ..............   21
       --------------------------------------------------------
   4.9 InterDigital TDD Technology Licensing .................................   22
       -------------------------------------
ARTICLE 5 - COMPENSATION......................................................   23
ARTICLE 6 - TDD PRODUCT PURCHASES.............................................   23
ARTICLE 7 - TDD ASIC SALES....................................................   24
ARTICLE 8 - WARRANTIES; LIMITATION OF LIABILITIES ............................   24
   8.1 Title Warranty ........................................................   25
       --------------
   8.2 Limitation of Liability ...............................................   25
       -----------------------
   8.3 Limitation of Warranties...............................................   25
       ------------------------
ARTICLE 9 - EFFECTIVE DATE; TERM; TERMINATION.................................   26
   9.1 Effective Date ........................................................   26
       --------------
   9.2 Term ..................................................................   26
       ----
   9.3 Termination for Cause .................................................   26
       ---------------------
   9.4 Termination for Convenience ...........................................   26
       ---------------------------
   9.5 Rights Upon Termination................................................   27
       -----------------------
ARTICLE 10 - MISCELLANEOUS ...................................................   28
   10.1 Incorporation by Reference ...........................................   28
        --------------------------
   10.2 Exhibits..............................................................   28
        --------
   10.3 Entire Agreement......................................................   28
        ----------------

                             PROPRIETARY INFORMATION

10.4 Counterparts/Faxed Signatures ........................................   28
     -----------------------------
                                                                              ii

                            PROPRIETARY INFORMATION

                           TDD DEVELOPMENT AGREEMENT

THIS AGREEMENT is entered into as of the Effective Date between and among InterDigital Communications Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with offices at 781 Third Avenue, King of Prussia, Pennsylvania 19406 ("IDC"), InterDigital Technology Corporation, a Delaware corporation with offices at 300 Delaware Avenue, Suite 527, Wilmington, Delaware 19801 ("ITC" and, together with IDC, "InterDigital"), and Nokia Corporation, a corporation existing under the laws of the Country of Finland, with offices at [**] ("Nokia").

                                   Background

Nokia is a global leader in the design, manufacture, and supply of advanced wireless telecommunications equipment, including Infrastructure and Subscriber Units utilizing time division multiple access technology (TDMA). Nokia is also a leading developer and participant in the standards setting process associated with Third Generation applications.

IDC has developed extensive digital communications technology experience involving both TDMA and code division multiple access (CDMA) technologies.

Nokia desires to engage IDC to develop time division duplex ("TDD") technology, which technology is currently being proposed as part of the technological solution for Third Generation applications.

Nokia and InterDigital further desire to enter into an agreement providing for the mutually beneficial cross-licensing of the TDD Technology.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

   ** Material has been omitted and filed separately with the Commission.

                             PROPRIETARY INFORMATION

                             ARTICLE 1 - DEFINITIONS

1.1  Definitions. As used herein, the terms set forth in the Master Agreement,
     Exhibit 1 thereto, when used with initial capital letters in this Agreement, including any Exhibits, attachments or amendments, shall have the meanings described in such Exhibit 1.

                             ARTICLE 2 - TDD PROJECT

2.1 Overall Program/Goal. Pursuant to the terms and conditions of this Agreement, IDC will undertake to develop TDD Technology for Nokia. As contemplated by the Work Plans and Specifications as of the Effective Date, IDC will develop the technology and intellectual property blocks for the TDD Technology for use in Third Generation. That development effort may include software development, ASIC development, modem development, and other aspects of TDD Technology. IDC's development effort will be undertaken principally at IDC's R&D facilities. IDC will provide the TDD Technology to Nokia for its use in productizing the TDD Technology. Nokia will be permitted to employ the TDD Technology without further royalty obligation to InterDigital, as set forth herein. IDC will be permitted to use TDD Technology for its TDD Products, and license others under the TDD Technology, as set forth herein.

2.2 Scope of Work. IDC will use reasonable efforts to accomplish the TDD Project and deliver to Nokia the deliverables pursuant to the Work Plans and Specifications. The initial Work Plans and Specifications are contained in Exhibit 1. The Work Plans and Specifications may be amended from time to time in accordance with the provisions of Section 2.6.

2.3 Prerequisites. IDC shall provide adequate, experienced and trained resources to execute TDD Project according to the Work Plans and Specifications. IDC shall provide basic facilities like office and laboratory space with standard furnishing and equipment. These arrangement are done so that necessary security and confidentiality

                            PROPRIETARY INFORMATION

     requirements have been taken care. Nokia will provide experienced and trained resources for leading standardization activities, project supervision and technology transfer. IDC will provide for limited number of Nokia personnel (4-8) a possibility to work at the IDC R&D facilities premises on the TDD Project, with such working environment to be comparable with IDC's own project personnel. Such personnel will comply with IDC's policies and procedures on security.

2.4 Technology Transfer. InterDigital will provide Nokia with access to TDD Technical Information in accordance with the Work Plans and Specifications in real time. Generally, documentation will be made when closed and final, unless the Work Plans and Specifications provide for earlier release. For the quality control purposes, IDC shall not be required to provide working drafts of documentation absent a requirement to do so under the Work Plans and Specifications; provided, however, that Nokia may request such draft information, which request will IDC shall be considered promptly and in good faith by IDC. The documentation will be made available to Nokia by placement in electronic and paper format in repositories in at IDC's R&D facilities. Computer access will be provided to authorized Nokia employees having a valid password, and agreeing to comply with all IDC's policies and procedures on security.

2.5 Location of Services. The services to be rendered by IDC related to this Agreement shall be performed by IDC's employees primarily at the IDC facilities in Melville, New York, and King of Prussia, Pennsylvania, USA.

2.6 Program Control/Management. The TDD Project shall be directed and coordinated in the following manner:

     2.6.1 Schedule/Budget. The initial Work Plans and Specifications, TDD Project Budget and TDD Project Schedule are contained in Exhibit 1. The Work Plans and Specifications may be revised by the parties jointly, or by Nokia, as set forth below. Any amendments to the TDD Project Budget and/or TDD Project Schedule must be by agreement of the parties (generally the Program

                            PROPRIETARY INFORMATION

      Managers), as set forth below. IDC shall use its reasonable efforts to accomplish the TDD Project in a minimum budget and schedule.

2.6.2 InterDigital Management. InterDigital shall have the management responsibility for the implementation of the Work Plans and Specifications, such management responsibility to include but not be limited to:

      (a) Employ appropriate and skilled engineers and technicians for the performance of the Work Plans and Specifications, it being understood that IDC will use reasonable efforts to minimize any changes in its personnel engaged in the TDD Project and keep Nokia informed of any significant changes in staffing among the first two tiers of management assigned to the project;

      (b) Engage and monitor contractors using standards customary in the industry;

      (c) Maintain appropriate security measures regarding the development, disclosure and dissemination of TDD Technology;

      (d) Provide suitable training opportunities for employed personnel to maintain and enhance competence; and

      (e) Establish suitable project procedures and guidelines regarding document and revision control, cost reporting, quality assurance, program review, etc.

2.6.3 Technical Steering Committee. A technical steering committee (TSC), comprised of technical representatives from Nokia and IDC, shall provide overall technical direction for the TDD Project. The TSC will meet on an asneeded basis to review technical matters and, with due consideration to the

                            PROPRIETARY INFORMATION

      cost, schedule, and intellectual property issues, make recommendations as to the technical direction of the TDD Project. Recommendations of the TSC shall be made by agreement of IDC and Nokia. TSC recommendations shall be approved in writing in program management meetings (described in Section 2.6.4) prior to implementation.

2.6.4 Program Management Meeting. The Nokia and IDC Program Managers for the TDD Project shall meet on a regular basis. The Program Managers' Meeting (PMM) will be used to track program status, review deliveries and milestones, coordinate project activities, review TSC recommendations (or the inability of the TSC to reach a consensus), approve revised TDD Project Budgets and TDD Project Schedules prepared by IDC (as directed by the Contract Review Committee - see below), assign and review program level action items, make recommendations as to the how to best address Major Deviations (described in Section 2.7.3) and generally address any other program issues. In addition, at any PMM, the Program Managers shall have the authority to approve changes to the Work Plans and Specifications provided such changes do not result in (i) upward deviations of more than five percent (5%) in the projected Total TDD Project Cost, as compared to the then-existing TDD Budget, or (ii) upward deviation of more than 10% in the projected Total TDD Project Cost, as compared to the then-existing TDD Budget, when such change is combined with previously approved changes to the Work Plans and Specifications underlying the then-current TDD Budget, or (iii) delays in the completion of project milestones or deliverables of more than two months as compared to the then-existing TDD Schedule, or
      (iv) delays of more than four (4) months in the TDD Projection Completion, as compared to such TDD Schedule, when such change is combined with previously approved changes in the Work Plans and Specifications. PMM decisions shall be made by agreement of IDC and Nokia and recorded in the written minutes signed by the Program Managers of both IDC and Nokia. Regardless of the number of individuals attending for each company, IDC and Nokia shall each have one vote. Any such changes to the

                            PROPRIETARY INFORMATION

      Work Plans and Specifications not authorized to be made at the PMM as set forth above must be approved in a Contract Review Meeting (described in Section 2.6.5) prior to implementation. In addition, any deviations or changes to the TDD Project Budget and TDD Project Schedule for which the PMM cannot reach a consensus shall be referred to the Contract Review Committee. All approvals and recommendations of the PMM shall be documented in writing.

2.6.5 Contract Review Meetings. Contract review meetings ("CRM") will be held at major program milestones, as set forth in the Work Plans and Specifications, or as otherwise needed but in no event less than once every six months. The Contract Review Meetings will be used to approve project results, define the Confidential Information available for disclosure to third parties (unless already exempted under Master Agreement or this Agreement), review the scope and the focus of the project, review the actions taken at, or recommendations arising out of, the PMM, approve the TDD Project Schedule or TDD Project Budget (to the extent such approval was not attained by the Project Managers), track external circumstances which will have an impact to the project and give approval of plans and funding of the project for the following six months' period. These meetings will be attended by four Nokia and four IDC senior corporate representatives; provided, however, that Nokia and IDC shall each have one vote per company, regardless of the number of representatives attending the Contract Review Committee. Nokia will nominate one of its representatives to act as a chairman of the Contract Review Committee. The Chairman will have the responsibility to call the meetings; provided, however, that IDC may call a meeting if required to have TDD Technology deliverables approved. In addition to other matters, any changes to the Work Plans and Specifications recommended by the Program Managers but for which the PMM did not have the authority to implement, shall be reviewed and voted on in the Contract Review Meeting. Such changes to the Work Plans and Specifications, as well as any PMM proposed changes to the Work Plans and Specifications, TDD Project Schedule and/or TDD Project Budget to address Major Deviations

                            PROPRIETARY INFORMATION

      (described in Section 2.7.3 below), shall be agreed to in writing by IDC's and Nokia's senior corporate representatives on the Contract Review Committee, such agreement not to be unreasonably withheld or delayed; provided, however, that the Contract Review Committee Chairman may, in good faith and after consultation with IDC, unilaterally reduce the scope of the work effort for the TDD Project, provided such change does not materially impair the objective of IDC to have the development of useable and licensable TDD Technology funded by Nokia in exchange for other considerations in this Agreement and the Patent License Agreement. By way of examples only, "material impairment" (i) includes reduction in the Work Scope and Specifications that would significantly reduce the Total Project Cost below the $40,000,000 amount contemplated by the initial Work Plans and Specifications and materially reduce any development of TDD Technology necessary for Third Generation, and (ii) excludes a significant reduction to the Work Plans and Specifications (a) necessary to achieve TDD Project Completion by the year 2002 or (b) that would significantly reduce a future TDD Project Budget (which provided for higher than $40,000,000 spending) back to $40,000,000. To the extent that such changes are approved or directed, the Work Plans and Specifications, TDD Project Budget and TDD Project Schedule, as applicable, shall be revised by IDC, and approved at the next PMM. In addition, the Contract Review Committee shall direct IDC to revise the TDD Project Budget and TDD Project Schedule to reflect the changes to the Work Plans and Specifications previously approved by the PMM and within the PMM's authority. The Chairman shall provide written directives to IDC to perform all such actions set forth above. Such directive shall be a prerequiste for IDC to commence work according to the revised Work Plans and Specifications for changes not previously approved at a PMM, and within the PMM's authority.

                            PROPRIETARY INFORMATION

2.7  Progress Review/Penalty.

     2.7.1 Monthly Reports. At the end of each month IDC will provide Nokia a Monthly Report, which contains (i) expended hours for each person in the project, (ii) actual labor cost, (iii) list of other expenses with appropriate backup documentation for expenses, (iv) status of the Deliverables having scheduled date in previous month and the status of all delayed deliverables and (v) a short description of the plan of next month activities. IDC monthly invoice to Nokia is based on this report (See Compensation Schedule, Exhibit 2).

     2.7.2 Quarterly Reports. At the first PMM after the end of each calendar quarter, IDC shall make a report to Nokia describing the status of the TDD Project. Such report shall provide information to Nokia as to
           (i) actual TDD Project costs to date versus the budget cost, (ii) the projected year-end cost versus the budgeted year-end costs, (iii) the projected project-end costs versus budgeted project-end costs, (iv) estimated delivery dates for key deliverables (as set forth in the Work Plans and Specifications) as compared to the TDD Project Schedule, and (v) the estimated date of TDD Project Completion as compared to the TDD Project Schedule. The report will provide suitable explanations for (i) any deviations of 5% or greater between the actual costs or estimated costs, by appropriate cost category (labor, travel, equipment, etc.) for the applicable period (month-end, year-end, project-end) and the budget, and (ii) any delays of greater than two months or more in the expected completion of deliverables as compared to the TDD Schedule.

     2.7.3 Major Deviations. If, at the PMM (as set forth in Section 2.6.2), IDC identifies that either (i) the projected Total TDD Project Cost will exceed the then-current TDD Project Budget by ten percent (10%), or
           (ii) the projected TDD Project Completion date shall exceed the TDD Project Schedule by more than four months ("Major Deviation"), the Program Managers will devise a course of action to properly deal address the causes for such Major Deviation, and a meeting of the Contract Review Committee will be promptly convened. The Contract Review Committee will review the proposal made by the Program Managers for appropriate adjustments to the Work Plans and Specifications and/or the TDD Project Budget or TDD Project Schedule as set forth in Section 2.6.3.

     2.7.4. IDC Penalty. The TDD Project is a research and development project, with the attendant risks and uncertainties as regards, among other things, schedule, cost and final results. As a result, the parties understand that, IDC may not be able to complete the TDD Project in accordance with the TDD Project Budget or TDD Project Schedule adopted by the parties, and that IDC will require flexibility in timing and cost estimates for the TDD Project. Notwithstanding the foregoing, but subject to 2.7.5, if a Major Deviation occurs that
            (i) was not caused by Nokia, (ii) was not the result of changes to the Work Plans and Specifications approved at the PMM or by the Contract Review Committee, (iii) cannot be attributed to the inherent risks of R&D projects, or (iv) cannot be attributed to situations or influences beyond the reasonable control of IDC, such situations beyond IDC's control including without limitation changes in Third Generation, shortage of qualified engineering resources arising from changed conditions (as compared to those in effect as of the Effective Date), failure of contractors selected by Nokia, or failure of contractors selected by IDC (excluding contractors being used to supplement IDC's internal work force) unless such failure is solely attributable to IDC's failure to use commercially accepted practices in managing such contractor, ("IDC-Caused Major Deviation"), the parties agree that, subject to Nokia's rights to terminate or reduce the TDD Project work scope, the Work Plans and Specifications, TDD Project Budget, and/or TDD Project Schedule shall be revised by mutual agreement of the parties, such approval not to be unreasonably withheld or delayed, to properly address the causes or causes for the Major Deviation. Nokia shall have the burden of proving that a delay was an IDC-Caused Major Deviation. Thereafter, if another IDC-Caused Major Deviation occurs without

                            PROPRIETARY INFORMATION

           there having been an intervening approved modification to the Work Plans and Specifications, TDD Project Schedule or TDD Project Budget for other than IDC-Caused Major Deviations ("Intervening Change"), [**]. The Contract Review Committee will also make appropriate changes to the Work Plans and Specifications, TDD Project Budget, and/or TDD Project Schedule to properly address the IDC-Caused Major Deviation. In the event of (i) a subsequent IDC-Caused Deviation as regards such revised TDD Project Budget or TDD Project Schedule, without Intervening Change, or (ii) two consecutive IDC-Caused Deviations as regards a future adopted TDD Project Budget or TDD Schedule, [**]

     2.7.5 No Cumulative Remedies.[**], as set forth in Section 2.7.4, Nokia may alternatively pursue the termination of the agreement pursuant to the provisions of Section 9.3. Nokia shall not be permitted to avail itself to both [**] and the remedies available under contract and law for termination for breach with regard to the same IDC-Caused Major Deviation.

2.8 No Solicitation. During the term of the TDD Project and for one year thereafter or for one year after the termination of this Agreement, the parties' employees engaged in the TDD Project shall not actively seek to employ, or make offers of employment to, either directly or indirectly, the engineering, technical, or project-related supervisory personnel of the other party engaged in the TDD Project without the prior written consent of such other party; and further, irrespective of how such employment is sought, neither party shall directly or indirectly actively seek to employ, or make offers of employment to the engineering personnel occupying top two organizational tiers on the TDD Project. IDC shall inform its employees of such restrictions. The parties

     ** Material has been omitted and filed separately with the Commission.

                            PROPRIETARY INFORMATION

     acknowledge that, in the event of a breach of this agreement, the affected party will not have an adequate remedy at law. Therefore, in such event, the affected party shall have the right, in addition to other rights and remedies in law or in equity, to have the provision of this section specifically enforced and to obtain a temporary or permanent injunction or order prohibiting any of the breaching party from employing any individual of the affected party in violation of this Section.

                     ARTICLE 3 - STANDARDIZATION ASSISTANCE

3.1 Standardization Commitment. Nokia will take an active role, with the assistance of IDC, in promoting the adoption by the European Technical Standards Institute ("ETSI"), the Telecommunications Industry Association ("TIA") and International Telecommunication Union ("ITU") as well as other standard setting groups where Nokia has influence, of wireless communications standards for Third Generation applications embodying key components of TDD.

3.2 Standardization Efforts. Nokia and IDC will undertake the standardization activities in accordance with the Work Plan and Specifications, such efforts to include as minimum:

     3.2.1 Nokia acting as the lead promoter of the TDD for inclusion of technically and commercially desirable features in appropriate telecommunications standards within its regular standardization activities;

     3.2.2 Nokia and IDC attending appropriate meetings and workshops, preparing submittals and presentations, either jointly or independently, regarding TDD;

     3.2.3 IDC performing patent clearance reviews with regard to submittals and presentations regarding TDD; and

                            PROPRIETARY INFORMATION

     3.2.4 IDC and Nokia keeping each other informed as to standardization strategies, efforts and the like regarding TDD.

3.3 Submittals. Prior to making a submission regarding specifically TDD Technology to any standard setting body during the term of the TDD Project, the submitting party shall first provide a copy of the proposed submission to the other parties for review and comment in respect of the technical quality and commercial feasibility of the proposed submission. All comments shall be considered by the submitting party in good faith, and the parties will use all reasonable efforts to resolve any disagreements as regards the content of the submission including, if necessary, submitting the matter to a Contract Review Meeting for discussion. Notwithstanding the foregoing, a party, after complying with the foregoing provisions, may make the submission without the consent of the other party provided that the submission does not include the name of the dissenting party and that, in any event, the submitting party has complied with the Proprietary Information provisions of the Master Agreement, including but not limited to patent bar review.

3.4 Notification. Notwithstanding the provisions of Section 3.1 and 3.2, Nokia and/or IDC may find it desirable to support other or multiple technologies for inclusion in Third Generation. Nokia and IDC will use reasonable efforts to keep each other informed on a regular basis as to each party's standardization strategy.

3.5 Complience with IPR Rules of Relevant Standardization Bodies. Both parties undertake to comply with the IPR Rules of the relevant standardization bodies in respect of the submissions made to the TDD standardization and undertake to license under the rules of such bodies.

                            PROPRIETARY INFORMATION

                    ARTICLE 4 - INTELLECTUAL PROPERTY RIGHTS

4.1  Ownership

     4.1.1 Existing Patents, Copyrights and Know-How. InterDigital shall continue to own its Existing TDD Technology and Existing Patents. Nokia shall continue to own its Existing TDD Technology and Existing Patents.

     4.1.2 Developed Technology. Except as provided in Section 4.1.3, InterDigital will own the Developed TDD Technology and Developed Patents created by InterDigital, and Nokia will own any Developed TDD Technology and Developed Patents created by Nokia. Except as provided in Section 4.1.3, Developed TDD Technology jointly developed by the parties shall be jointly owned by the parties with the respective rights and responsibilities of the parties as to jointly held Developed Patents being as set forth in Section 4.4.

     4.1.3 Lab-Created Technology. Notwithstanding any provision herein to the contrary, InterDigital will be the exclusive owner of all Developed TDD Technology and Developed Patents created or invented solely by a Laboratory Person(s). For the purpose of this Section, Laboratory Person(s) shall mean (i) those InterDigital personnel (including contractors, subcontractors, or consultants hired by InterDigital) working principally at the IDC research and development laboratories, and (ii) any Nokia personnel (including contractors, subcontractors, or consultants hired by Nokia) assigned principally to work at the IDC research and development laboratories, including any such person for ninety days after the completion of such assignment. Nokia will promptly execute, or cause its employees, consultants and/or subcontractors, to execute, at Nokia's sole expense, all appropriate assignments and other documents necessary to accomplish or acknowledge IDC and/or ITC's ownership of intellectual property consistent with this Section 4.1.3.

                            PROPRIETARY INFORMATION

4.2    ITC and IDC License Grants.

       4.2.1 InterDigital Copyright and Know-How License Grant. InterDigital hereby grants to the Nokia Group a non-exclusive, non-transferable, personal, worldwide, royalty-free license under InterDigital Licensed TDD Technology (including all related TDD Technical Information as a result of the TDD Proejct) and Developed Patents, to design, develop, manufacture and have manufactured (if substantially designed by Nokia), market, sell, distribute and use Subscriber Units and Infrastructure. The licenses granted pursuant to this Section shall exclude any rights to sublicense, or any rights to design, develop, manufacture and have manufactured, market, sell and distribute BCDMA Products.

       4.2.2 Technically Necessary TDD Patents. To the extent not covered by Section above, IDC and ITC shall grant, and they shall cause any of their Affiliates to grant, to the Nokia Group a non-exclusive, non-transferable, personal, worldwide, royalty-free license to design, develop, manufacture and have manufactured (if substantially designed by Nokia), market, sell, distribute and use TDD Products under (i) the InterDigital TDD Patents, and (ii) those InterDigital Patents which would otherwise necessarily be infringed when complying with any TDD standard for Third Generation; provided, however, that such license shall only be with respect to that portion of the TDD Product performing TDD functionality and shall not apply to any non-TDD portion (e.g., FDD, GSM, etc) of a TDD Product.

       4.2.3 Components. The grant above shall not include, by implication or otherwise, any license for components, except when used solely as a part and within the licensed products defined above.

       4.2.4 IDC Trademark License Grant. At the request of Nokia, IDC shall grant Nokia and its affiliates a non-exclusive, non-transferable, personal, world-

                            PROPRIETARY INFORMATION

             wide, royalty-free license to use the TDD Trademarks in conjunction with Subscriber Units and Infrastructure employing TDD, such license to be in accordance with standard trademark license terms as to maintenance of quality, and recognition of InterDigital trademark ownership.

4.3    Nokia License Grants.
       4.3.1 Nokia Grant of License. Nokia hereby grants to IDC and its Affiliates a nonexclusive, personal, world-wide, royalty-free license under the Developed Patents and Nokia Licensed TDD Technology (including all related TDD Technical Information as a result of the TDD Project) to design, develop, manufacture and have manufactured (if substantially designed by InterDigital), market, sell and distribute Subscriber Units and Infrastructure. The above license shall include the right to grant sublicenses under the Nokia Licensed TDD Technology but not under the Developed Patents owned solely by Nokia.

       4.3.2 Technically Necessary TDD Patents. To the extent not covered by
             Section 4.3.1 above, Nokia shall grant, and it shall cause any of its Affiliates to grant, to IDC and its Affiliates a non-exclusive, non-transferable, personal, worldwide, royalty-free license to design, develop, manufacture and have manufactured (if substantially designed by InterDigital), market, sell, distribute and use TDD Products under (i) the Nokia TDD Patents, and (ii) those Nokia Group Patents which would otherwise necessarily be infringed when complying with any TDD standard for Third Generation; provided, however, that such license shall only be with respect to that portion of the TDD Product performing TDD functionality and shall not apply to any non-TDD portion (e.g., FDD, GSM, etc) of a TDD Product.

       4.3.3 Components. [**]

             ** Material has been omitted and filed separately with the
                Commission.

                            PROPRIETARY INFORMATION

    4.3.4 Nokia Non-Assertion. Nokia shall not assert (and shall ensure that its Affiliates do not assert) against IDC or its Affiliates any claims for infringement of the Nokia Group Patents regarding IDC's or its Affiliates' design, manufacture, have made, distribution, sale or use of TDD ASICs or modems. In addition, Nokia shall not assert (and shall ensure that its Affiliates do not assert) any claims of infringement of the Nokia TDD Patents against (i) any purchaser of TDD ASICs or modems from InterDigital regarding the use of such TDD ASICs or modems in the TDD Products by such purchaser, or (ii) any TDD Licensee with regard to the use of the TDD Technology in TDD Products by such TDD Licensee; provided, however, that, with regard to (i) and (ii) such non-assertion shall not apply as to any such purchaser or TDD Licensee that asserts its Patents against the Nokia Group.

4.4 Jointly Developed Patent Rights.

    4.4.1 ITC shall have the primary responsibility for (a) preparing and filing applications in the United States and other countries for all jointly Developed Patents, (b) pursuing the issuance of such Patents, and (c) maintaining such patents after issuance. ITC, in performing such obligations, shall provide Nokia with copies of all material correspondence with the U.S. Patent Office and any foreign counterpart thereof concerning such Patents, and shall consult at regular intervals with Nokia concerning the same. If ITC elects not to file or prosecute a patent application, or maintain such a patent after issuance, then Nokia may undertake such actions at its cost ("Nokia Controlled Patent"). ITC will use reasonable efforts to provide Nokia with adequate notice so as not to materially prejudice Nokia's rights as regards such patent applications or patents.

                            PROPRIETARY INFORMATION

    4.4.2 Nokia and its Affiliates shall have the unrestricted right to use or have used, for itself or its Affiliates, the inventions claimed under such jointly owned Developed Patents. In addition, to the extent that Nokia is sharing in the cost of patent filing, prosecution and maintenance, Nokia shall have the right under the jointly owned Developed Patents to grant sublicenses to any party, in any field, for any purpose. Nokia shall also have the right under Nokia Controlled Patents to use such Patents in any manner, and to grant sublicenses to any party, in any field, for any purpose.

    4.4.3 IDC and its Affiliates shall have the unrestricted right to use or have used, for itself or its Affiliates, the inventions claimed under such jointly owned Developed Patents. In addition, to the extent that ITC is sharing in the cost of patent filing, prosecution and maintenance, ITC shall have the right under the jointly owned Developed Patents to grant sublicenses to any party, in any field, for any purpose.

    4.4.4 The parties agree that all attorneys fees and other out-of-pocket expenses reasonably incurred by the parties in applying for, maintaining and defending (as regards patent opposition proceedings but not Declaratory Judgment actions) the jointly owned Developed Patents shall be shared equally by the parties. In addition, the parties will consult with each other prior to commencing any litigation over infringement of jointly owned Developed Patents. The parties will share in the recoveries of any such lawsuit in proportion to the costs borne by each party in such lawsuit. Without the prior written consent of the other party, a party that has not paid in a timely manner for the filing, prosecution and maintenance of a jointly owned Developed Patent shall not be permitted to commence litigation over such patent or to share in any recoveries regarding such patent.

    4.4.5 Each party agrees, at its own expense, to provide reasonable cooperation to the other party in the application for and maintenance of the jointly

                            PROPRIETARY INFORMATION

               Developed Patents. Without limiting the foregoing, each party, at the other party's reasonable request, shall execute (or cause its employees to execute) all applications for jointly Developed patents and such other instruments as may be necessary to apply for and maintain the jointly Developed Patents. Each party hereto grants to the other party a limited power of attorney until the expiration of the last to expire of the jointly owned Developed Patent to execute such applications and other documents on the first party's behalf and to the extent the first party is unable or unwilling to execute the same upon second party's reasonable request.

     4.5 Patent Filing Coordination. Within sixty (60) days after the end of each calendar quarter, each party shall submit to the other party a summary of the patent application flings made during such quarter for inventions related to TDD Project. Such summary shall provide an abstract of the invention, the inventor(s), and the independent claims. Each party shall have sixty (60) days to provide comments to the other party as regards inventorship. In the event of a dispute over inventorship or ownership, the parties shall engage an independent patent lawyer, acceptable to both parties, to resolve the dispute. Such resolution shall be final and binding absent material new facts that affect inventorship.

     4.6 Certain Acknowledgments and Representations. Each party represents that it fully understands and willingly accepts the allocation of intellectual property rights as set forth herein. Each party further acknowledges that the patents covering the inventions licensed pursuant to this Agreement are not perpetual, and that various Patents may expire during the term of this Agreement. Each party represents and acknowledges that all allocations of intellectual property rights set forth in this Agreement, as well as the duration of the patents covering such intellectual property rights, have been taken into account in the negotiation of the economic terms set forth in this Agreement.

                            PROPRIETARY INFORMATION

4.7 Additional Limitations and Conditions of the License Grant. The license grants of this Article 4 are subject to the following conditions:

       4.7.1 As used in Article 4, Infrastructure and Subscriber Units shall mean Subscriber Units and Infrastructure designed by, or for, the licensed party and which are sold by the licensed party or its Affiliates as fully completed units to its customers, including but not limited to end-users, operators or distributors (but not other telecommunications equipment manufacturers). The Nokia Group shall have no right to transfer licenses under the IDC Licensed TDD Technology or InterDigital Patents through the sale of ASICs, software or other parts to third parties; provided, however, the foregoing limitation will not limit the Nokia Group's right to provide spare parts and enhancements for licensed Subscriber Units and Infrastructure. In addition, neither IDC nor its Affiliates shall have no right to transfer licenses under the Nokia Group Patents through the sale of ASICs, software or other parts to third parties; provided, however, the foregoing limitation will not limit the right of IDC or its Affiliates to provide spare parts and enhancements for licensed Subscriber Units and Infrastructure.

       4.7.2 Subject to the provisions of Section 4.2.2, 4.3.2, 4.3.4, and 4.7.1, third party purchasers of Subscriber Units and Infrastructure licensed hereunder and purchased directly or indirectly from, respectively, Nokia or its Affiliates on the one hand or, IDC or its Affiliates or Licensees on the other hand, shall have the right to use and sell such purchased products for their normal or expected uses without further obligation under InterDigital TDD Patents, InterDigital Licensed TDD Technology, Nokia TDD Patents and Nokia Licensed TDD Technology licensed hereunder.

       4.7.3 Notwithstanding the terms of Section 4.7.2, no license is granted by estoppel or implication under the Existing or Developed Patents to any purchaser of Subscriber Units (which are licensed hereunder) to make, use or sell

                            PROPRIETARY INFORMATION

             Infrastructure not licensed hereunder; and no license is granted by estoppel or implication to any third party purchaser of Infrastructure Units (which are licensed hereunder) to make, use or sell Subscriber Units not licensed hereunder. Any claims that ITC or Nokia may have against a third party manufacturer that such units contributorily infringe or induce infringement of any claims of the Existing or Developed Patents are expressly reserved by ITC and Nokia hereunder; provided, however that in no event shall Nokia or IDC be held liable for contributory infringement or inducing infringement (or under any similar theory of liability) of Existing or Developed Patents licensed in this Agreement based on the uses made of Infrastructure and Subscriber Units licensed hereunder by direct or indirect purchasers, regardless of the manner in which such products are sold, marketed or promoted by Nokia or IDC.

4.8    Cooperation in Patent Infringement Assessment/Litigation.

       4.8.1 Cooperation. As part of the TDD Project, InterDigital and Nokia will evaluate, on a regular basis, the applicability of third party Patents and patent applications to the TDD Technology, and take appropriate action to address any potential infringement issues. Notwithstanding the foregoing, neither InterDigital nor Nokia shall be required to undertake any TDD Project activity to the extent that, in the reasonable opinion of patent counsel for either party, the TDD Technology or may infringe, or otherwise create a potential for liability, under third party patent rights.

       4.8.2 Notice. To the extent known, each party shall provide timely notice to the other party as to any theft or misappropriation of any Know-How licensed hereunder.

       4.8.3 Non-Inclusion. Unless otherwise agreed or known by Nokia, and subject to the provisions of Section 4.8.1, IDC shall not knowingly and willingly, and

                            PROPRIETARY INFORMATION

             based on actual knowledge of relevant third party Patents or copyrights, nonetheless include as part of the Developed TDD Technology Know-How any know-how that, when used by Nokia in its intended manner would infringe such third party Patents or copyrights. This Section shall not apply to Patents or copyrights that are essential to the implementation of Third Generation.

       4.8.4 Limited IPR Indemnity. To the extent, and only to the extent, that IDC (i) is grossly negligent in the performance of patent clearance reviews anticipated by the Work Plans and Specifications, or (ii) withholds from Nokia reasonable and considered conclusions by counsel that implementation of the TDD Technology would likely infringe Patents held by third parties, ((i) and (ii) excluding patents that are essential to Third Generation for which no indemnity shall apply). IDC shall defend, indemnify and hold Nokia and its Affiliates harmless against infringement of third party Patent rights by the TDD Technology as follows. Such indemnity shall be limited to 50% of the reasonable costs and damages associated with such claims, capped at $1 million for each claim asserted and in no event greater than $10 million in the aggregate. In addition, such indemnity shall only apply only if Nokia (i) completes the TDD Project with IDC, (ii) promptly informs IDC in writing of any threatened infringement action against Nokia regarding TDD Technology (iii) permits IDC to actively participate in the defense of such suit, claim or proceeding, (iv) informs IDC of any possible settlement, and (v) does not enter into any settlement without the written consent of IDC, which consent shall not be unreasonably withheld or delayed. IDC may, at its option, supply non-infringing modification to the TDD Technology sufficient to avoid the infringement. Notwithstanding anything in this Agreement to the contrary, this indemnification obligation shall apply only if the alleged infringement relates directly to the TDD Technology provided to Nokia by IDC, and not any unintended combination of such technology with technology provided by Nokia or others

                            PROPRIETARY INFORMATION


4.9 InterDigital TDD Technology Licensing. Notwithstanding any provision in this Agreement to the contrary, InterDigital's right to (i) market its services and enter into agreements and transfer TDD Technology to TDD Licensees, (ii) disclose Confidential Information developed in the TDD Project, and (iii) permit laboratory visits by third parties, shall be subject to the following restrictions:

     4.9.1 Pre-Marketing. InterDigital may commence discussions with prospective TDD Technology Licensees concerning non-confidential TDD Technology commencing upon the earlier of July 1, 1999 or Nokia's disclosure of the TDD development effort with InterDigital. ("Pre-Marketing Date").

     4.9.2 Technical Marketing. InterDigital may commence discussions with prospective IDC TDD Technology Licensees involving confidential TDD Technology (on a summary, non-use, confidential basis), including visits to the IDC research and development laboratories, commencing three months after the Pre-Marketing Date.

     4.9.3 TDD Technology Transfer. Commencing April 1, 2000, InterDigital may provide TDD Licensees with access to Developed TDD Technology based on a marketing plan to be adopted by the Contract Review Committee at the first such meeting of such committee after the Effective Date. Such plan shall be consistent with the following guidelines (which the parties may change from time to time to address changed circumstances, approval to any proposed changes to the guidelines not to be unreasonably withheld or delayed):

            (i) The transfer of TDD Technology may not occur earlier than sixty (60) days after such technology has been delivered to Nokia in final form

                            PROPRIETARY INFORMATION


                  as part of a complete deliverable contemplated by the Work Plans and Specifications;

            (ii) In the case of IP blocks, the grace period shall be three (3) months from testing and approval;

            (iii) For ASIC samples, no grace period after testing and approval;

            (iv) For ASIC volume delivers, the grace period shall be three (3) months provided that Nokia has executed an agreement with InterDigital for supply of ASICs in non di minimus quantities; and

            (v) IDC's arrangements with TDD Licensees may not interfere with the TDD Project or require changes to the content, schedule or cost of the TDD Project without Nokia's approval.

                            ARTICLE 5 - COMPENSATION

5.1 Compensation. IDC will be paid for the TDD Development Project in accordance with the Compensation Schedule set out in Exhibit 2. Nokia's commitment hereunder shall only cover costs and fees which are incurred in accordance with this Agreement, the Work Plans and Specifications, and the Compensation Schedule, or future amendments or revisions thereto.

                       ARTICLE 6 - TDD PRODUCT PURCHASES

6.1 IDC Purchase. IDC is hereby granted the option to buy from Nokia generally available standard single-mode TDD Products for sale in those markets for which Nokia opted to allow non-exclusive distribution by third parties, such sales to be on the nondiscriminatory terms and conditions as compared to those customarily given by Nokia to similarly situated wholesale customers; provided, however, that nothing in this Section shall obligate Nokia to develop such TDD Products.

                            PROPRIETARY INFORMATION


                           ARTICLE 7 - TDD ASIC SALES

7.1 Joint ASIC Sales. As part of the TDD Project, IDC and Nokia shall explore the possibility of the joint development, manufacture and sale of single-mode TDD ASICs. If Nokia determines that such a cooperative manufacture and sales effort has commercial merit, Nokia shall first negotiate such a cooperative alliance with InterDigital, which negotiation shall be undertaken in good faith.

               ARTICLE 8 - WARRANTIES; LIMITATION OF LIABILITIES

8.1 Title Warranty. IDC and ITC, as applicable, represent and warrant that, to the best of their knowledge, they have sufficient right, title and interest in the InterDigital Licensed TDD Technology and TDD Trademarks to grant the licenses contemplated by this Agreement. Nokia represents and warrants that, to the best of its knowledge, it has sufficient right, title and interest in the Nokia Licensed TDD Technology to grant the licenses contemplated by this Agreement.

8.2 Limitation of Liability. Neither of the parties hereto shall be liable to the other party in tort, contract or otherwise for any consequential, incidental, exemplary, punitive, indirect or special damages of any kind, including, but not by way of limitation, damages for loss of profit by IDC, ITC or Nokia, even if the possibility of such damages was disclosed to, or could reasonably have been foreseen by, the injuring party. In addition, IDC's and Nokia's total limit of liability under this Agreement, regardless of claim or series of claims, shall not exceed fifty percent (50%) of the amount paid to IDC under Article 5 hereto; provided, however, that the fifty percent limitation shall not apply to Nokia's obligation to pay IDC for services as required under Article 5, or either party's obligation hereunder to reimburse the other for costs.

8.3 Limitation of Warranties. THE PARTIES MAKE NO WARRANTIES EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF

                            PROPRIETARY INFORMATION

     MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WARRANTY AS TO PATENT NON-INFRINGEMENT, OTHER THAN THE WARRANTIES SET FORTH IN THIS ARTICLE.

                 ARTICLE 9 - EFFECTIVE DATE; TERM; TERMINATION

9.1 Effective Date. The Effective Date of this Agreement shall be as set forth in the Master Agreement.

9.2 Term. The term of this Agreement shall be perpetual, unless terminated as provided herein.

9.3 Termination for Cause. A party may terminate this Agreement by written notice to take effect immediately if the other party is in material breach of this Agreement, and (i) the first Party previously notified the breaching party in writing of the default and such other party's intention to terminate the agreement, and (ii) the breaching party has failed to cure its breach within at least sixty (60) days after such notice or to make substantial progress towards curing such default or, in the case the breach consists of the breaching party's failure to make payments due hereunder, fails to cure such breach within at least thirty (30) days of such notice.

9.4 Termination for Convenience. Nokia may terminate this Agreement for convenience upon forty-five (45) days advance written notice to IDC. The date of termination shall be forty-five (45) days after the date of Nokia's notice to IDC. IDC shall be paid for all services rendered by IDC under and in accordance with this Agreement up to and including the termination date. In addition, to the extent that IDC does not continue the TDD Project without Nokia, IDC shall be reimbursed, as a full and complete compensation for the costs incurred by IDC as a consequence of the short termination period, for the following documented out-of-pocket costs, arising due to such project termination, such charges not to exceed [**] U.S.
     DOLLARS ($US [**]), and provided further that IDC shall undertake appropriate and

     ** Material has been omitted and filed separately with the Commission.

                            PROPRIETARY INFORMATION

     commercially reasonable actions, including commencing the orderly shutdown of the TDD Project promptly after receipt of the notice of termination from Nokia, to minimize the termination liability costs to be paid by Nokia hereunder,:

     (a) actual cancellation charges for equipment ordered prior to the notice of termination pursuant to the Work Plans and Specifications except that Nokia shall, at its option, be entitled to purchase any such equipment by paying the actual amount due after the termination date;

     (b) actual cancellation charges under consulting and engineering services agreements engaged pursuant to the Work Plans and Specifications and executed prior to the notice of termination;

     (c) actual cancellation charges on equipment leases necessary for the TDD Project and entered into prior to the notice of termination except that Nokia shall, at its opition, be entitled to assign any leases to it to the extent accepted by the leasor;

     (d) actual and documented severance benefits for IDC employees hired after the Effective Date and to be laid-off as a result of the termination of the TDD Project, such benefit not to exceed [**] [**] weeks of pay per employee, at [**] of the rates set forth in Exhibit 2;

     (e) one-hundred percent (100%) of the laboratory and dedicated office build-out, if such termination occurs in 1999, and [**] percent [**] if such termination occurs in 2000;

     (f) other actual and out-of pocket costs arising from such termination and approved by Nokia, such approval not to be unreasonably withheld or delayed.

9.5 Rights Upon Termination. Nokia shall be entitled to receive any TDD Technical Information developed up to the termination date. The licenses granted under Sections 4.2. and 4.3 shall survive termination of this Agreement as to the results conceived as part of the TDD Project. To the extent any of the Developed Patents are jointly owned, the provisions of
     Section 4.4 shall survive termination as regards such Developed

     ** Material has been omitted and filed separately with the Commission.

                            PROPRIETARY INFORMATION

     Patents. In addition, the following provisions will survive termination of this Agreement: Section 2.4(but only as to Technical Information developed prior to the date of termination), Section 2.8, Section 4.1.1, Section 4.1.2, Sections 4.1.3, 4.2.2 and 4.3.2 (but only as to those Patent claims necessary for the implementation of the TDD Technology developed prior to the date of termination), Section 8.2, Section 8.3, and Section 9.4.

                           ARTICLE 10 - MISCELLANEOUS

10.1 Incorporation by Reference. All of the terms and conditions of the Master Agreement are hereby incorporated herein by reference.

10.2 Exhibits. All Exhibits and other attachments to this Agreement which are referred to herein or therein are hereby incorporated in and made a part of this Agreement.

10.3 Entire Agreement. This Agreement contains the complete and final agreement between the parties, and supersedes all previous understandings relating to the subject matter hereof and thereof whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the parties.

10.4 Counterparts; Faxed Signatures. This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original of the applicable document. Signatures provided by facsimile or other electronic means by any party shall be valid and enforceable upon delivery to the other parties hereto.

                             PROPRIETARY INFORMATION


IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

INTERDIGITAL COMMUNICATIONS CORPORATION


BY: /s/ William A. Doyle
    -----------------------------------
      Name:  William A. Doyle
      Title: President
      Date:  January 29, 1999

INTERDIGITAL TECHNOLOGY CORPORATION


By: /s/ Howard E. Goldberg
    -----------------------------------
      Name:  Howard E. Goldberg
      Title: President
      Date:  January 29, 1999

NOKIA CORPORATION


By: /s/  [**]                                       [**]
    -----------------------------------     -----------------------------------
      Name:  [**]                           Name:  [**]
      Title: SVP, Product Creation          Title: V.P. Licensing
      Date:  January 28, 1999               Date:  January 28, 1999

  ** Material has been omitted and filed separately with the Commission.

                                    Exhibit 1:



Program Plan, UTRA -TDD Mode Interdigital - Nokia Strategic Initiative December 22, 1998

                                      [**]

** Material has been omitted and filed separately with the Commission

                             PROPRIETARY INFORMATION








                                    Exhibit 2

                                  COMPENSATION

                                      DRAFT
                              COMPENSATION SCHEDULE

IDC will be paid by Nokia for IDC's Labor Cost and Expenses. The determination of those amounts is set forth below.

1. Labor Cost. IDC will be paid for the efforts of the Direct Labor involved in the TDD Project. Direct Labor will be those engineering, technical, software and other non-administrative or non-clerical personnel directly involved in the performance of the Work Plans and Specifications. Except to the extent of direct charges to the project by the individuals listed below, the indirect involvement of management of IDC shall not be separately recoverable. Direct Labor shall also include Patent Counsel assigned for patent clearance and related issues according to Work Plan. The reimbursement for Direct Labor will be determined based on the Hours Charged times the applicable Billing Rate, where the Billable Hours shall be the hours charged to the TDD Project for the Billing Period (see below). Unless separately agreed, compensation for travel time shall be at one-half of the actual time of travel, capped at four hours per one-way trip. The Billing Rate is the applicable per hour rate set forth below:

------------------------------------------------------------------------------------------------------------------
Direct Charge Category                                                           Per Hour Rate

                                                            ------------------------------------------------------
                                                            1999       2000       2001        2002       2003
------------------------------------------------------------------------------------------------------------------
Engineering Aides, Technicians, Technical Writers,          [**]       [**]       [**]        [**]       [**]
Documentation Supervisors
------------------------------------------------------------------------------------------------------------------
Designers, Engineers, Project Administrators, Directors,    [**]       [**]       [**]        [**]       [**]
Documentation Managers
------------------------------------------------------------------------------------------------------------------
Patent Counsel, Chief Technology Officer, General Manager   [**]       [**]       [**]        [**]       [**]
------------------------------------------------------------------------------------------------------------------

2. Expenses. IDC shall be reimbursed for its expenses (excluding Incidental Expenses) incurred related to the TDD Project, as set forth below.

     A.   Reimbursable Expense.

          i. [**] IDC's Program Manager shall have authority to approve the purchase of materials and equipment necessary for the implementation of the Work Plans and Specifications such purchases not exceeding on an individual basis or, if a series of similar purchases is involved, in aggregate $10,000. Any purchase in excess of $10,000 shall be approved by Nokia in advance in writing. IDC will be reimbursed for actual, out-of-pocket expense for such materials and equipment.

          ii. Consultants. Nokia will reimburse IDC for expenses incurred for the services of consultants engaged by IDC for the implementation of the

** Material has been omitted and filed separately with the Commission

Compensation Schedule
Page 2

               Work Plans and Specifications. The reimbursable expenses for consultants shall be the greater of (i) the hours charged times the Per Hour Rate for engineers, set forth above, or (ii) the actual Consultant charge for the same period.

          iii. Outside Services. Nokia will reimburse IDC for its costs related to outside engineering, technical and other service companies engaged for the performance of the Work Plans and Specifications. Prior to any engagement of an outside services company for which the estimated cost of services over the term of the engagement will exceed $10,000, IDC shall first notify Nokia in writing with the reasons for the engagement and the estimated cost, and Nokia shall provide written approval not to be unreasonably withheld or delayed. The reimbursable expense shall be the amount actually charged to IDC by such outside service company.

          iv. Travel. Nokia will reimburse IDC for its travel, hotel costs (including only the standard room rate, business center charges for TDD-Project related work provided that Nokia or IDC facilities are not readily available, plus tax but excluding any other room charges) while travelling and a fixed amount of USD [**] to cover living and related expenses incurred in the performance of the Work Plans and Specifications. Unless otherwise separately agreed, these expenses shall only be covered for travelling to Project Management Meetings and Contract Review Meetings and standardization meetings held outside the premises of IDC. No administrative surcharge shall be applied to such expenses. All IDC travel for the TDD Project shall comply with IDC's corporate policies on travel and hotel, as amended from time to time.

          v. Other Expense. Nokia shall reimburse IDC for other costs incurred in the implementation of the Work Plans and Specifications, such other costs to include without limitation shipping and related insurance costs, technical data costs (necessary reports, patent searches, etc.), personnel training costs necessary for the implementation of the Work Plans and Specification (and pre-approved by Nokia), and TDD Project related license, user or application fees. Nokia shall have prior approval rights over any expense greater than $10,000, which approval shall not be unreasonably withheld or delayed.

     B. Incidental Expense. IDC shall not be directly reimbursed for the incidental expense related to the implementation of the Work Plan and Specifications. Incidental expense shall include stationery supplies, internal xeroxing costs, utilities, telephone, basic internet access, etc.

     C. Title to Equipment. All equipment shall be purchased in the name of IDC and shall be the property of IDC; provided, however, that title to any equipment or

** Material has been omitted and filed separately with the Commission

Compensation Schedule
Page 3

          components shipped to Nokia as required under the Work Plans and Specifications shall transfer to Nokia in accordance with the terms of the applicable shipping procedures (FOB, FCA, etc.).

     D. Billing/Reimbursement. On or before the last day of each month, IDC shall remit a monthly invoice to Nokia for services rendered for the previous month (the "Billing Period") along with a monthly report in accordance with Section 2.6.2 of the TDD Development Agreement, detailing with the break down of each of the items as to the level of day/persons involved/ Billable Hours in respect of the following categories: (i) the Billable Hours charged for the Billing Period,
          (ii) the total Direct Labor cost, (iii) a listing of the Expenses and the suitable backup documentation for expenses. Such invoice shall be paid by Nokia within 30 days of receipt.